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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-124334 of our report dated April 15, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method accounting for inventory in 2002), relating to the financial statements of Coleman Cable, Inc. and subsidiaries appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings "Summary Consolidated Financial Data," "Selected Financial Data," and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

CHICAGO, IL
JUNE 22, 2005